As filed with the Securities and Exchange Commission on February 9, 2007	Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MELLANOX TECHNOLOGIES, LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	98-0233400 (IRS Employer Identification Number)
Mellanox Technologies, Ltd.
Hermon Building, Yokneam, Israel 20692
(Address of Principal Executive Offices including Zip Code)

Mellanox Technologies, Ltd. Employee Share Purchase Plan
Mellanox Technologies, Ltd. Global Share Incentive Plan (2006)
Mellanox Technologies, Ltd. 2003 Israeli Share Option Plan
Mellanox Technologies, Ltd. 1999 Israeli Share Option Plan
Mellanox Technologies, Ltd. 1999 United States Equity Incentive Plan
(Full Title of the Plans)

Copy to:
Michael Gray Chief Financial Officer Mellanox Technologies, Inc. 2900 Stender Way Santa Clara, California 95054 (408) 970-3400	Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for
Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to be	to be	Price Per	Offering	Registration
Registered	Registered (1)	Share	Price	Fee
Ordinary Shares, nominal value NIS 0.0175 per share:
To be issued under the Mellanox Technologies, Ltd. Employee Share Purchase Plan (the “ESPP”)	571,428 shares	$20.06(2)	$11,462,845.68	$1,226.52
To be issued under the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (the “2006 Plan”)	3,478,394 shares (3)	$20.06(2)	$69,776,583.64	$7,466.09
Issued under the Mellanox Technologies, Ltd. 2003 Israeli Share Option Plan, as amended (the “2003 Israeli Plan”), Mellanox Technologies, Ltd. 1999 Israeli Share Option Plan, as amended (the “1999 Israeli Plan”) and Mellanox Technologies, Ltd. 1999 United States Equity Incentive Plan, as amended (the “1999 U.S. Plan”)	5,114,239 shares (4)	$4.22(5)	$21,582,088.58	$2,309.28

(1)	This registration statement shall also cover any additional ordinary shares which become issuable under the ESPP, 2006 Plan, 2003 Plan, 1999 Israeli Plan or 1999 U.S. Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of the Registrant.

(2)	The proposed maximum offering price per share as to shares authorized for issuance pursuant to future awards granted under the 2006 Plan and the ESPP has been estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457(c)

and Rule 457(h)(1)of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and the low prices for the Registrant’s common stock as reported on the Nasdaq National Market System on February 8, 2007.

(3)	Represents 3,428,571 Ordinary Shares reserved for issuance pursuant to future awards granted under the 2006 Plan and 49,823 Ordinary Shares subject to awards under the 2003 Plan, 1999 Israeli Plan or 1999 U.S. Plan that expired or were cancelled without having been exercised in full following the effective date of the 2006 Plan.

(4)	To the extent outstanding awards under the 2003 Plan, 1999 Israeli Plan or 1999 U.S. Plan expire or are cancelled without having been exercised in full following the effective date of the 2006 Plan, the shares of common stock subject to such awards will become available for future issuance under the 2006 Plan.

(5)	The proposed maximum offering price per share has been estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price of the 5,114,239 shares subject to outstanding but unexercised options granted under the 2003 Plan, 1999 Israeli Plan and 1999 U.S. Plan.

PART I
Item 1. Plan Information
     Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information
     Not required to be filed with this Registration Statement.
PART II
Item 3. Incorporation of Documents by Reference
     The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated herein by reference:
     (a) The Prospectus, filed by us with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the “Securities Act”), on February 7, 2007, relating to our registration statement on Form S-1, as amended (Registration No. 333-137659); and
     (b) The description of Mellanox’s ordinary shares that is contained in a registration statement on Form 8-A dated February 6, 2007 filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or reports filed for the purpose of updating such information.
     In addition, all documents that we may file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act are deemed to be incorporated by reference into this Prospectus after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that we have sold all securities offered or that deregisters all securities then remaining unsold. We deem all such documents to be a part of this Prospectus from the respective dates of filing such documents. We further regard any statement contained in a document that is incorporated in this Prospectus by reference to be modified or superseded if this Prospectus, or some other subsequently filed document which is also incorporated by reference in this Prospectus, modifies or supersedes the statement. If this occurs, we regard such a statement to be incorporated in this Prospectus by reference only in the statement’s modified or superseded form.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Certain legal matters with respect to the legality of the issuance of the ordinary shares offered by this prospectus will be passed upon for us, with respect to U.S. law, by Latham & Watkins LLP, Menlo Park, California, and, with respect to Israeli law, by Yigal Arnon & Co., Jerusalem, Israel. Partners of Latham & Watkins LLP hold an aggregate of, or have an interest in, 14,285 Series A-1

2

preferred shares, 2,688 Series B-1 preferred shares and 6,310 Series D redeemable preferred shares (which will convert into an aggregate of 27,710 ordinary shares upon the consummation of this offering, as adjusted to reflect the 1.75-to-1 reverse share split), 815 ordinary shares of the company and options to purchase 5,714 ordinary shares, and partners of Yigal Arnon & Co. hold an aggregate of 7,564 Series B-1 preferred shares (which will convert into an aggregate of 4,322 ordinary shares upon the consummation of this offering, as adjusted to reflect the 1.75-to-1 reverse share split).
Item 6. Indemnification of Directors and Officers
     We indemnify our office holders for certain liabilities. The Israel Companies Law, 1999, or Companies Laws, allows us to indemnify or insure our office holders against the following liabilities incurred for acts performed as an office holder:
•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party; and

•	a financial liability imposed on or incurred by the office holder in favor of a third party.

We cannot, however, indemnify or insure our office holders against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine levied against the office holder.
     An Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. The company may, however, approve an office holder’s act performed in breach of the duty of loyalty, provided that the office holder acted in good faith, the act or its approval does not harm the company and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care, but only if a provision authorizing such exculpation is inserted in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.
     Pursuant to the Companies Law, we may indemnify an office holder only for judgments, settlements or arbitrators’ awards approved by a court that were rendered in connection with events that the board of directors deemed foreseeable based on the company’s actual activities at the time of the approval by the board of the indemnification, provided that the indemnification is limited to an amount or criteria determined by the board of directors as reasonable under the circumstances and that the indemnification undertaking states the foreseeable activities and the amount or criteria. In addition, we may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding and (ii) either (A) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or (B) if the financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or in which the office holder was convicted of an offense that does not require proof of criminal intent.
     Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.
     Our amended and restated articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought. In addition, we have entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. This indemnification is limited to events determined as foreseeable by our board of directors based on the company’s activities, and to an amount or criteria determined by the board of directors as reasonable under the circumstances, and the insurance is subject to our discretion depending on its availability, effectiveness and cost.
     The limitation of liability and indemnification provisions in our amended and restated articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

4.1*	Mellanox Technologies, Ltd. Employee Share Purchase Plan

4.2*	Mellanox Technologies, Ltd. Global Share Incentive Plan (2006)

4.3*	Mellanox Technologies, Ltd. 2003 Israeli Share Option Plan

4.4*	Mellanox Technologies, Ltd. 1999 Israeli Share Option Plan

4.5*	Mellanox Technologies, Ltd. 1999 United States Equity Incentive Plan

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Kesselman & Kesselman

23.3	Consent of Yigal Arnon & Co. (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature page hereto)

*	Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (File No. 333-137659).
Item 9. Undertakings
     a. The undersigned registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     i. To include any prospectus required by section 10(a)(3) of the Securities Act;
     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on February 9, 2007.

MELLANOX TECHNOLOGIES, LTD.
By:	/s/ Eyal Waldman
Eyal Waldman, President and Chief Executive
Officer (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Eyal Waldman and Michael Gray, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Eyal Waldman Eyal Waldman	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2007

/s/ Michael Gray Michael Gray	Chief Financial Officer (Principal Financial and Accounting Officer) and Authorized Representative in the United States	February 9, 2007

/s/ Rob S. Chandra Rob S. Chandra	Director	February 9, 2007

/s/ Irwin Federman Irwin Federman	Director	February 9, 2007

/s/ Amal Johnson Amal Johnson	Director	February 9, 2007

/s/ S. Atiq Raza S. Atiq Raza	Director	February 9, 2007

/s/ C. Thomas Weatherford C. Thomas Weatherford	Director	February 9, 2007

Index to Exhibits

Exhibit
Number	Description

4.1*	Mellanox Technologies, Ltd. Employee Share Purchase Plan

4.2*	Mellanox Technologies, Ltd. Global Share Incentive Plan (2006)

4.3*	Mellanox Technologies, Ltd. 2003 Israeli Share Option Plan

4.4*	Mellanox Technologies, Ltd. 1999 Israeli Share Option Plan

4.5*	Mellanox Technologies, Ltd. 1999 United States Equity Incentive Plan

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Yigal Arnon & Co. (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature page hereto)

*	Incorporated by reference to the Registrant’s registration statement on Form S-1, as amended (File No. 333-137659)